Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FIRST QUARTER 2021 RESULTS

DALLAS – April 28, 2021 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended March 31, 2021.

First Quarter 2021 Summary

•	Recognized GAAP net income of $18.9 million or $0.15 per diluted common share
•	Generated core earnings of $17.4 million or $0.13 per diluted common share, representing an annualized 7.7% return on common equity capital
•	Paid a $0.15 dividend per common share for the sixth consecutive quarter
•	Book value per common share decreased $0.10 to $6.66 per common share
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio ended the quarter at $7.4 billion
•	Leverage ended the quarter at 6.79 times long-term investment capital

First Quarter Earnings and Related Discussion

Capstead reported GAAP net income of $18.9 million or $0.15 per diluted common share for the quarter ended March 31, 2021, compared to $23.3 million or $0.19 per diluted common share for the quarter ended December 31, 2020. The Company reported core earnings of $17.4 million or $0.13 per diluted common share for the quarter ended March 31, 2021. This compares to core earnings of $19.7 million or $0.15 per diluted common share for the quarter ended December 31, 2020. See the “Non-GAAP Financial Measures” section of this release for more information on core earnings.

Yields on the Company’s portfolio of agency-guaranteed residential ARM securities averaged 1.38% during the first quarter of 2021, a decrease of 17 basis points from 1.55% reported for the fourth quarter of 2020. Yields declined due primarily to lower coupon interest rates on existing loans that reset lower based on prevailing interest rates as well as higher yield adjustments for investment premium amortization due to changes in lifetime prepayment estimates. Mortgage prepayment rates decreased during the quarter to an average annualized constant prepayment rate (“CPR”) of 37.12%, compared to 38.67% CPR in the prior quarter. Portfolio leverage decreased to 6.79 to one at March 31, 2021 compared to 7.26 to one at December 31, 2020.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter ended March 31, 2021 (dollars in thousands):

Residential mortgage investments, December 31, 2020	$7,937,552
Portfolio acquisitions (principal amount)	387,830
Investment premiums on acquisitions	16,394
Portfolio runoff (principal amount)	(893,995)
Investment premium amortization	(20,887)
Decrease in net unrealized gains on securities classified as available-for-sale	(21,483)
Residential mortgage investments, March 31, 2021	$7,405,411
Decrease in residential mortgage investments during the period	$(532,141)

Rates on Capstead’s secured borrowings, after adjusting for hedging activities, averaged 17 basis points lower at 0.20% during the first quarter of 2021, compared to 0.37% for the prior quarter.  Borrowing rates before hedging activities averaged 0.20% during the first quarter, a decline of three basis points from the prior quarter. Secured borrowings ended the quarter at $6.81 billion.

Notional amounts of secured borrowings-related interest rate swap agreements averaged $2.99 billion during the first quarter of 2021 with fixed swap rates averaging 0.04%, 33 basis points lower than the prior quarter. At March 31, 2021, the Company held $3.22 billion notional amount of secured borrowings-related interest rate swaps with fixed rates averaging 0.06%, an increase of $250 million in notional amount and two basis points in rate from swaps held on December 31, 2020. The Company’s duration gap, a measure of interest rate risk, decreased from approximately three and one-half months at December 31st to three and one-quarter months at March 31, 2021 – see page 10 for further information.

Capstead operates a highly efficient, internally-managed investment platform, particularly compared to other mortgage REITs, and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.43% for the quarter ended March 31, 2021. As an annualized percentage of total assets, operating costs averaged 0.18% during this period.

Book Value per Common Share

Book value per share as of March 31, 2021 was $6.66, a decrease of $0.10 for the quarter primarily reflecting $0.22 in portfolio-related declines in value and $0.05 in declines related to capital activity, partially offset by $0.17 in derivative-related increases. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration fixed-rate loans. Fair value is impacted by market conditions, including changes in interest rates and the availability of financing at reasonable rates and leverage levels.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Our first quarter results were impacted by our choice to not invest all of our available capital at what we view as unacceptably low projected risk-adjusted returns. As a consequence, we did not replace all of our portfolio runoff for the second consecutive quarter during a period of continued high mortgage prepayments, leading to lower portfolio and leverage levels and lower earnings. This has increased our flexibility to take advantage of more compelling opportunities should they arise as the year unfolds.

“Now that the transition from LIBOR- to SOFR-based ARM production is largely complete and with the pronounced steepening in the yield curve through higher longer term interest rates year-to-date, we are seeing sizable increases in new ARM production. This bodes well for investment opportunities going forward. However, there remains strong demand for agency-guaranteed ARM securities which could continue to limit our reinvestment opportunities.

“We see mortgage prepayment rates peaking as the second quarter progresses due in large part to increases in prevailing fixed-rate mortgage rates of nearly 50 basis points since year-end leading to lower portfolio runoff in the coming quarters. If longer-term interest rates continue increasing in the coming quarters, further declines in prepayments can be expected. Meanwhile, short-term interest rates have remained at historical lows, with one-month LIBOR declining three basis points to 11 basis points during the quarter and two-year U.S. Treasury rates only increasing about 4 basis points since year end, indicative of market expectations for little change in borrowing rates for some time to come.

“Book value declined by only 1.4% during the first quarter despite continued high portfolio runoff and a significant increase in longer-term interest rates, with the ten-year U.S. Treasury rate increasing a surprising 82 basis points during the quarter. This comparatively modest decline in book value was due in large part to strong demand for agency-guaranteed ARM securities, fairly stable yields on the shorter end of the yield curve and increases in value of interest rate swaps held for hedging purposes.

“Since quarter-end, pricing levels for agency-guaranteed ARM securities have been fairly stable relative to a further rise in longer-term interest rates while April portfolio runoff reached 43.7% CPR. As of April 23rd, our last internal measurement date, book value per share was lower by approximately $0.03, primarily due to continued high portfolio runoff in April.

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share, both non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate the Company’s performance and provides investors management’s view of the Company’s economic performance.

Management also believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio, as opposed to total financing spreads, because this non-

GAAP measure speaks specifically to the performance of the Company’s investment portfolio. See the “Reconciliation of GAAP Measures to Non-GAAP Measures” section of this release.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, April 29, 2021 at 10:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10155050.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax law changes, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and funding markets, our ability to maintain our qualification as a REIT for U.S. federal tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Residential mortgage investments ($7.16 and $7.71 billion pledged at March 31, 2021 and December 31, 2020, respectively)	$7,405,411	$7,937,552
Cash collateral receivable from derivative counterparties	61,796	74,411
Derivatives at fair value	151	–
Cash and cash equivalents	259,233	257,180
Receivables and other assets	143,295	136,107
	$7,869,886	$8,405,250
Liabilities
Secured borrowings	$6,805,061	$7,319,083
Derivatives at fair value	27,223	41,484
Unsecured borrowings	98,519	98,493
Common stock dividend payable	15,173	15,281
Accounts payable and accrued expenses	20,217	20,746
	6,966,193	7,495,087
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at March 31, 2021 and December 31, 2020	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 96,848 and 96,481 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	968	965
Paid-in capital	1,269,021	1,268,439
Accumulated deficit	(651,551)	(651,071)
Accumulated other comprehensive income	34,309	40,884
	903,693	910,163
	$7,869,886	$8,405,250

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,002,212	$1,008,656
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	6.79:1	7.26:1
Book value per common share (based on shares of common stock outstanding and calculated using preferred stock liquidation preferences) (unaudited)	$6.66	$6.76

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended March 31
	2021	2020
Interest income
Residential mortgage investments	$26,165	$69,207
Other	13	403
	26,178	69,610
Interest expense
Secured borrowings	(4,172)	(45,256)
Unsecured borrowings	(1,891)	(1,900)
	(6,063)	(47,156)
	20,115	22,454
Other (expense) income
Gain (loss) on derivative instruments (net)	2,382	(155,739)
Loss on sale of investments (net)	–	(67,820)
Compensation-related expense	(2,092)	(2,204)
Other general and administrative expense	(1,465)	(1,202)
Miscellaneous other revenue (expense)	2	(142)
	(1,173)	(227,107)
Net income (loss)	18,942	(204,653)
Less preferred stock dividends	(4,842)	(4,842)
Net income (loss) to common stockholders	$14,100	$(209,495)

Basic and diluted net income (loss) per common share	$0.15	$(2.21)

Weighted average common shares outstanding
Basic	95,894	94,897
Diluted	96,230	94,897

Cash dividends declared per share
Common	$0.15	$0.15
Series E preferred	0.47	0.47

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(in thousands, except per share amounts, percentages annualized, unaudited)

	2021	2020
	Q1	Q4	Q3	Q2	Q1
Quarterly Statements of Operations:
Interest income
Residential mortgage investments	$26,165	$31,372	$37,571	$48,111	$69,207
Other	13	17	26	28	403
	26,178	31,389	37,597	48,139	69,610
Interest expense
Secured borrowings	(4,172)	(4,787)	(4,809)	(13,039)	(45,256)
Unsecured borrowings	(1,891)	(1,910)	(1,910)	(1,900)	(1,900)
	(6,063)	(6,697)	(6,719)	(14,939)	(47,156)
	20,115	24,692	30,878	33,200	22,454
Other (expense) income
Gain (loss) on derivative instruments (net)	2,382	1,630	1,510	(6,948)	(155,739)
Loss on sale of investments (net)	–	–	–	–	(67,820)
Compensation-related expense	(2,092)	(1,759)	(1,985)	(2,330)	(2,204)
Other general and administrative expense	(1,465)	(1,269)	(1,321)	(1,219)	(1,202)
Miscellaneous other revenue (expense)	2	–	–	1	(142)
	(1,173)	(1,398)	(1,796)	(10,496)	(227,107)
Net income (loss)	$18,942	$23,294	$29,082	$22,704	$(204,653)
Net income (loss) per diluted common share	$0.15	$0.19	$0.25	$0.19	$(2.21)
Average diluted common shares outstanding	96,230	96,088	96,024	95,887	94,897

Core earnings	$17,360	$19,667	$19,868	$21,917	$19,811
Core earnings per diluted common share	0.13	0.15	0.16	0.18	0.16

Select Operating and Performance Statistics:
Common dividends declared per share	0.15	0.15	0.15	0.15	0.15
Book value per common share	6.66	6.76	6.80	6.79	6.07
Average portfolio outstanding (cost basis)	7,578,943	8,073,304	8,119,230	8,255,393	11,122,713
Average secured borrowings	6,884,328	7,407,784	7,447,333	7,646,755	10,336,879
Average long-term investment capital (“LTIC”)	1,010,317	1,015,854	1,018,407	987,792	1,124,307
Constant prepayment rate (“CPR”)	37.12%	38.67%	39.97%	32.89%	26.71%
Total financing spreads	1.01	1.19	1.47	1.52	0.66
Yields on residential mortgage investments	1.38	1.55	1.85	2.33	2.49
Secured borrowing rates (a)	0.20	0.37	0.67	1.09	1.72
Financing spreads on residential mortgage investments	1.18	1.19	1.18	1.25	0.77
Operating costs as a percentage of LTIC	1.43	1.19	1.29	1.45	1.22
Quarterly economic return (change in book value plus dividends)	0.74	1.62	2.36	14.33	(27.84)
Return on common equity capital (b)	7.68	8.85	8.94	10.76	7.77
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains (losses) included in Accumulated other comprehensive income (“AOCI”) on de-designated derivative instruments and include net interest cash flows on non-designated derivative instruments to better compare the components of financing spreads on residential mortgage investments. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of non-designated derivative instruments.

(b)	Calculated using core earnings less preferred dividends on an annualized basis over average common equity for the period.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, percentages annualized, unaudited)

The Company defines core earnings as GAAP net income (loss) excluding (a) unrealized (gain) loss on derivative instruments, (b) realized loss (gain) on termination of derivative instruments, (c) amortization of unrealized (gain) loss of derivative instruments held at the time of de-designation, and (d) realized loss (gain) on securities.   The following reconciles GAAP net income (loss) and net income (loss) per diluted common share to core earnings and core earnings per common share:

	2021		2020
	Q1		Q4		Q3		Q2		Q1
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss)	$18,942	$0.15	$23,294	$0.19	$29,082	$0.25	$22,704	$0.19	$(204,653)	$(2.21)
Unrealized (gain) loss on non-designated derivative instruments	(2,228)	(0.02)	(25,989)	(0.27)	(35,419)	(0.37)	(2,229)	(0.02)	56,182	0.59
Realized loss on termination of non-designated derivative instruments	–	–	21,870	0.23	26,187	0.28	1,320	0.01	100,565	1.06
Amortization of net unrealized loss (gain) on de-designated derivative instruments	646	0.00	492	0.00	18	0.00	122	0.00	(103)	(0.00)
Realized loss on sale of investments	–	–	–	–	–	–	–	–	67,820	0.72
Core earnings	$17,360	$0.13	$19,667	$0.15	$19,868	$0.16	$21,917	$0.18	$19,811	$0.16

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2021	2020
	Q1	Q4	Q3	Q2	Q1
Total financing spreads	1.01%	1.19%	1.47%	1.52%	0.66%
Impact of yields on other interest-earning assets*	0.02	0.02	0.03	0.04	0.02
Impact of borrowing rates on other interest-paying liabilities*	0.11	0.10	0.10	0.09	0.05
Impact of amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	0.04	0.01	0.00	0.01	0.00
Impact of net cash flows on non-designated derivative instruments	0.00	(0.13)	(0.42)	(0.41)	0.04
Financing spreads on residential mortgage investments	1.18	1.19	1.18	1.25	0.77
*

Other interest-earning assets consist primarily of overnight investments and cash collateral receivable from secured borrowing and derivative counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, may consist of cash collateral payable to derivative counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(in thousands, unaudited)

	March 31, 2021					December 31, 2020
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale (a)
Fannie Mae/Freddie Mac securities
Current-reset ARMs	$2,702,419	$113,226	$2,815,645	$2,829,573	$13,928	$14,550
Longer-to-reset ARMs	3,836,173	136,789	3,972,962	4,013,791	40,829	59,968
Ginnie Mae securities
Current-reset ARMs	152,850	4,631	157,481	158,856	1,375	1,541
Longer-to-reset ARMs	384,767	11,488	396,255	403,191	6,936	8,492
	$7,076,209	$266,134	$7,342,343	$7,405,411	$63,068	$84,551
Derivative instruments (b)
Interest rate swap agreements
Secured borrowings-related			$3,224,500	$4,041	$(1,536)	$(2,182)
Unsecured borrowings-related			100,000	(27,223)	(27,223)	(41,484)
(a)

Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).

(b)	The following reflects Capstead’s secured borrowings-related swap positions, sorted by quarter of swap contract expiration. Average fixed rates reflect related fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Second quarter 2022	$400,000	0.02%
Third quarter 2022	1,200,000	0.01
Fourth quarter 2022	900,000	0.07
First quarter 2023	50,000	0.13
Third quarter 2023	100,000	0.03
Fourth quarter 2023	374,500	0.09
First quarter 2024	150,000	0.28
Second quarter 2024	50,000	0.34
	$3,224,500

After consideration of secured borrowings-related derivative instruments, Capstead’s residential mortgage investments and secured borrowings had durations as of March 31, 2021 of approximately 13 months and 9¾ months, respectively, for a net duration gap of approximately 3¼ months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of March 31, 2021)

(in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs
Fannie Mae Agency Securities	$2,097,018	2.29%	1.91%	1.65%	2.88%	6.97%	6.8
Freddie Mac Agency Securities	718,627	2.52	2.01	1.74	2.14	6.11	8.2
Ginnie Mae Agency Securities	157,481	2.47	1.59	1.51	1.09	6.05	6.2
(40% of total)	2,973,126	2.35	1.92	1.66	2.61	6.71	7.1
Longer-to-reset ARMs
Fannie Mae Agency Securities	2,027,618	2.84	1.92	1.60	4.33	5.04	56.1
Freddie Mac Agency Securities	1,945,344	2.58	1.95	1.65	4.28	5.03	58.7
Ginnie Mae Agency Securities	396,255	3.56	1.57	1.50	1.00	5.00	34.9
(60% of total)	4,369,217	2.79	1.90	1.61	4.01	5.03	55.4
	$7,342,343	2.61	1.91	1.63	3.44	5.71	35.9
Gross WAC (rate paid by borrowers)(d)		3.25

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At March 31, 2021, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.76.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indices and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indices that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 73% of current-reset ARMs were subject to periodic caps averaging 1.91%; 19% were subject to initial caps averaging 3.14%; and 8% were subject to lifetime caps averaging 7.92%.

(c)

Months-to-roll is a measure of the average length of time until the loans underlying each security reset to more current rates.  After consideration of any applicable initial fixed-rate periods, at March 31, 2021 approximately 90%, 5% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 2% reset every five years.  Approximately 81% of the Company’s current-reset ARM securities have reached an initial coupon reset date.  Approximately 17% of the Company’s current-reset ARM securities are scheduled to reset in rate within three months, 38% are scheduled to reset in rate between four and six months, and 31% are scheduled to reset in rate between seven and 12 months.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.